Exhibit 23.2

CONSENT OF LAWRENCE F. SHAY, ESQ.

As General Counsel, and Corporate Secretary of the Company, I hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of InterDigital Communications Corporation, Registration No. 333-85692, of my legal opinion dated March 3, 2004 concerning the validity of the shares offered under such Registration Statement, and I further consent to the use of my name under the section captioned “Legal Matters” in the Prospectus which is a part of such Registration Statement.

/s/ LAWRENCE F. SHAY

Lawrence F. Shay
General Counsel and Corporate Secretary

King of Prussia, Pennsylvania

March 3, 2004